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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors'

The Board of Directors
Dames & Moore Group:

   We consent to the incorporation by reference of our report dated May 21, 1999, except as to Note 19 which is as of August 2, 1999, with respect to the consolidated statements of financial position as of March 26, 1999 and March 27, 1998 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 26, 1999, and the related schedule, which report is incorporated by reference in the Form S-4 of URS Corporation and to the reference to our firm under the heading Experts in the registration statement.

                                          KPMG LLP

Los Angeles, California
August 4, 1999